Contact: Dennis Gauger
BSD MEDICAL CORPORATION	Telephone: (801) 972-5555
2188 West 2200 South	Facsimile: (801) 972-5930
Salt Lake City, Utah 84119-1326	Email: investor@bsdmc.com
NASDAQ:BSDM

For Immediate Release

BSD Medical Announces First Quarter Fiscal 2011 Financial Results

SALT LAKE CITY, January 6, 2011—BSD Medical Corporation (NASDAQ:BSDM) (Company or BSD) (www.bsdmedical.com), a leading provider of medical systems that treat cancer and benign diseases using heat therapy, today reported financial results for its first fiscal quarter ended November 30, 2010, including:

•	Cash and cash equivalents of $19.6 million
•	No debt
•	Total stockholders’ equity of $23.1 million
•	Total revenues of $507,000, a 19% increase over total revenues of $426,000 for the first quarter of last fiscal year
•	Net loss of $947,000, a 51% improvement compared to a net loss of $1,947,000 for the first quarter of last fiscal year
•	Net cash used in operating activities of $507,000, a 73% improvement compared to net cash used in operating activities of $1,845,000 for the first quarter of last fiscal year

As of January 6, 2011, the Company has a sales backlog of $2.1 million, consisting of both hyperthermia and microwave ablation systems.

 “The first quarter results reflect the positive impact of the expense reduction measures we implemented to reduce the level of our operating cash burn,” said Harold Wolcott, President of the Company.  “We are also pleased with the increase in orders for our hyperthermia systems, compared to last year.  With the completion of a $10.0 million equity financing in November 2010, we have a strong balance sheet, no debt and believe we are sufficiently capitalized to continue the roll out of our MicroThermX Microwave Ablation System (MTX-180) and to support its global distribution network.”

Other highlights of the quarter and more recent activities include the following:

•
Success in the Company’s initial product launch for the MTX-180, which was initially focused on the placement of a select number of systems with pivotal, high-profile, interventional oncology, key opinion leaders.  The Company has successfully placed three of these systems and will shortly place a fourth system.

•	Early clinical success and strong positive clinician response to our MTX-180.

•
Progress in the process of establishing both domestic and international distribution networks dedicated to selling the MTX-180, pursuing the strategy of utilizing a network of specialty distribution firms focused on selling products in the field of interventional radiology, the target market for the Company’s ablation product line.

Contact: Dennis Gauger
BSD MEDICAL CORPORATION	Telephone: (801) 972-5555
2188 West 2200 South	Facsimile: (801) 972-5930
Salt Lake City, Utah 84119-1326	Email: investor@bsdmc.com
NASDAQ:BSDM

•
Receipt of $489,000, the maximum combined award provided by the US government under the Qualifying Therapeutic Discovery Project Program, for our innovative design and development programs for our BSD-2000 Hyperthermia System and our MTX-180 System.

•
Receipt of CE (Conformite Europeenne) Mark approval for the commercial sale of MTX-180 in Europe, which allows the Company to market the MTX-180 in the 30 countries that comprise the European Union (EU) and the European Free Trade Association (EFTA).  CE marking is also recognized in many countries outside of the EU, providing the Company the ability to market the MTX-180 to a number of international markets.

About BSD Medical Corporation
BSD Medical Corporation develops, manufactures, markets and services systems to treat cancer and benign diseases using heat therapy delivered using focused radiofrequency (RF) and microwave energy.  BSD’s product lines include both hyperthermia and ablation treatment systems.  BSD’s hyperthermia cancer treatment systems, which have been in use for several years in the United States, Europe and Asia, are used to treat certain tumors with heat (hyperthermia) while increasing the effectiveness of other therapies such as radiation therapy.  BSD’s microwave ablation system has been developed as a stand-alone therapy to ablate and destroy soft tissue.  The Company has developed extensive intellectual property, multiple products in the market and well established distribution in the United States, Europe and Asia.  Certain of the Company’s products have received regulatory approvals in the United States, Europe and China.  For further information visit BSD Medical's website at www.BSDMedical.com.

###
Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.

BSD MEDICAL CORPORATION
Condensed Balance Sheets
(Unaudited)
ASSETS	November 30, 2010	August 31, 2010
Current assets:
Cash and cash equivalents	$19,614,249	$8,483,565
Accounts receivable, net of allowance for doubtful accounts of $20,000	310,598	307,530
Related party trade accounts receivable	8,051	83,834
Income tax receivable	-	50,000
Inventories, net	2,241,414	2,238,254
Other current assets	70,408	135,050
Total current assets	22,244,720	11,298,233

Property and equipment, net	1,396,884	1,352,731
Patents, net	40,887	51,205

	$23,682,491	$12,702,169

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$144,813	$197,082
Accrued liabilities	193,511	223,920
Customer deposits	150,000	-
Deferred revenue – current portion	61,888	89,591
Total current liabilities	550,212	510,593

Deferred revenue – net of current portion	73,350	73,351

Total liabilities	623,562	583,944

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.001 par value, 40,000,000 shares authorized, 28,940,034 and 26,178,679 shares issued, respectively	28,940	26,179
Additional paid-in capital	48,108,594	36,223,350
Treasury stock, 24,331 shares at cost	(234)	(234)
Accumulated deficit	(25,078,371)	(24,131,070)
Total stockholders’ equity	23,058,929	12,118,225

	$23,682,491	$12,702,169

BSD MEDICAL CORPORATION
Condensed Statements of Operations
(Unaudited)

	Three Months Ended November 30,
	2010	2009
Revenues:
Sales	$454,929	$272,895
Sales to related parties	10,456	153,308
Equipment rental	41,600	-

Total revenues	506,985	426,203

Cost of Revenues:
Cost of sales	344,083	226,520
Cost of related party sales	9,247	150,847
Cost of equipment rental	6,399	-

Total cost of revenues	359,729	377,367

Gross margin	147,256	48,836

Operating costs and expenses:
Research and development	77,296	543,427
Selling, general and administrative	1,023,931	1,459,395

Total operating costs and expenses	1,101,227	2,002,822

Loss from operations	(953,971)	(1,953,986)

Other income (expense):
Interest income	7,585	3,209
Other income (expense)	(915)	4,207

Total other income (expense)	6,670	7,413

Loss before income taxes	(947,301)	(1,946,573)

Income tax benefit	-	-

Net loss	$(947,301)	$(1,946,573)

Net loss per common share:
Basic	$(0.04)	$(0.09)
Diluted	$(0.04)	$(0.09)

Weighted average number of shares outstanding:
Basic	26,881,000	22,039,000
Diluted	26,881,000	22,039,000